EXHIBIT 99.1

UFP Technologies Announces Strong Q3 2023 Results

NEWBURYPORT, Mass., Nov. 01, 2023 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging and other highly engineered custom products, today reported that adjusted net income increased 13.8% to $11.9 million in the third quarter of 2023 from $10.4 million in the third quarter of 2022. Sales for the third quarter were $100.8 million compared to 2022 third quarter sales of $97.0 million. Adjusted net income increased 44.4% to $35.8 million for the nine-month period ended September 30, 2023 from $24.8 million in the same period of 2022. Sales for the nine-month period ended September 30, 2023 were $298.6 million compared to sales of $262.6 million in the same period in 2022. Adjusted net income is a non-GAAP term. Please see “Non-GAAP Financial Information” at the end of this news release.

“I am pleased with our Q3 results and progress on our growth initiatives, particularly our expansion plans in our low-cost country facilities,” said R. Jeffrey Bailly, Chairman & CEO. “For example, in the Dominican Republic we are adding 40,000 square feet, including 10,000 square feet of new clean room manufacturing space. We are adding new equipment and hiring additional employees with the goal of increasing our capacity to make robotic drapes by 60% to support both new programs and strong anticipated growth of current programs. While the start-up costs and related inefficiencies have reduced gross margins, we expect improved operating efficiencies when new equipment comes online and new employees are fully trained. We are also adding 15,000 square feet in Costa Rica to meet increasing demand. In Mexico, we completed the qualification process to begin producing catheter and guidewire packaging that was previously manufactured in Ireland and Rhode Island and shipped to Mexico, another cost cutting initiative.”

“After adjusting for the sale of our Molded Fiber unit in Q3 of 2022, organic revenue growth in Q3 was 5.6%, with Medical sales up 6.8%,” Bailly added. “Our growth was impacted by multiple customers delaying releases due to excess inventory in their systems. Due to Covid-related caution, many customers ordered safety stock inventory, which is reaching levels they feel are excessive. We anticipate this softness will be short-term in nature as they work down their inventories, and our growth should accelerate as we enter next year.”

“We are excited about our growth potential in 2024, which should benefit from the significant investments mentioned above,” Bailly said. “We are also continuing our efforts to identify strategic acquisition candidates that will increase our value to customers. High interest rates have slowed deal flow, but have increased our competitiveness against private equity buyers who typically rely on higher leverage than UFP does.”

Financial Highlights for Q3 and YTD 2023

  Sales for the third quarter increased 3.9% to $100.8 million, from $97.0 million in the same period of 2022. Year-to-date sales through September increased 13.7% to $298.6 million, from $262.6 million in the same period of 2022. Organic sales growth for the three- and nine-month periods ended September 30 was 5.6% and 16.9%, respectively.
  Third quarter sales to the medical market increased 6.8% to $87.1 million. Sales to all other markets decreased 11.2% to $13.7 million, largely due to the sale of Molded Fiber in the third quarter of 2022. Year-to-date sales to the medical market increased 23.3% to $257.1 million. Sales to all other markets decreased 23.3% to $41.5 million, largely due to the sale of Molded Fiber in the third quarter of 2022.
  Gross profit as a percentage of sales (“gross margin”) increased to 27.5% for the third quarter, from 26.3% in the same quarter of 2022. Gross margin for the nine-month period ended September 30, 2023 increased to 28.8% from 25.5% in the same period of 2022.
  Selling, general and administrative expenses (“SG&A”) for the third quarter increased to $12.5 million in 2023 compared to $11.8 million in the same quarter of 2022. For the nine-month period ended September 30, 2023, SG&A increased to $37.8 million from $33.9 million in the same period of 2022.
  Adjusted operating income grew 11.5% and 46.1% for the three- and nine-month periods ended September 30, 2023 when compared to the respective periods of 2022. GAAP operating income for the third quarter decreased to $15.0 million, from $26.0 million in the same quarter of 2022. For the nine-month period ended September 30, 2023, operating income increased to $44.9 million, from $44.5 million in the same period of 2022.   Adjusted operating income is a non-GAAP term. Please see “Non-GAAP Financial Information” at the end of this news release.
  Adjusted net income increased 13.8% to $11.9 million in the third quarter of 2023 from $10.4 million in the third quarter of 2022. Adjusted net income increased 44.4% to $35.8 million for the nine months ended September 30, 2023 from $24.8 million in the same period of 2022. GAAP net income decreased to $11.7 million in the third quarter of 2023, from $19.5 million in the same period of 2022. GAAP net income of $33.3 million was consistent for the nine-month periods ended September 30, 2023 and 2022. Adjusted net income is a non-GAAP term. Please see “Non-GAAP Financial Information” at the end of this news release.
  Adjusted EBITDA increased to $19.3 million in the third quarter of 2023 from $17.5 million in the same period of 2022. Adjusted EBITDA increased to $60.2 million for the nine-month period ended September 30, 2023 from $44.9 million in the same period of 2022. See the reconciliation provided in Table 3. EBITDA and Adjusted EBITDA are Non-GAAP Financial Measures. Please see "Non-GAAP Financial Information" at the end of this news release.

About UFP Technologies, Inc.
UFP Technologies is an innovative designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products. UFP is an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$100,784	$96,970	$298,575	$262,555
Cost of sales	73,034	71,447	212,479	195,575
Gross profit	27,750	25,523	86,096	66,980
SG&A	12,467	11,822	37,771	33,909
Change in fair value of contingent consideration	238	3,346	3,289	9,348
Gain on sale of Molded Fiber Technology	-	(15,623)	-	(15,623)
Loss (Gain) on sale of fixed assets	-	3	108	(6,206)
Acquisition costs	-	10	-	1,027
Operating income	15,045	25,965	44,928	44,525
Interest expense, net	933	830	2,890	1,891
Other (income) expense	(29)	(104)	28	(313)
Income before income taxes	14,141	25,239	42,010	42,947
Income taxes	2,447	5,699	8,694	9,620
Net income	$11,694	$19,540	$33,316	$33,327
Net Income per share	$1.53	$2.58	$4.37	$4.41
Net income per diluted share	$1.52	$2.56	$4.33	$4.37
Weighted average common shares outstanding	7,639	7,570	7,619	7,559
Weighted average diluted common shares outstanding	7,709	7,638	7,697	7,629

Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	September 30,	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$6,376	$4,451
Receivables, net	60,968	55,117
Inventories	69,777	53,536
Other current assets	3,346	3,242
Net property, plant, and equipment	60,687	58,072
Goodwill	112,968	113,028
Intangible assets, net	65,020	68,361
Other assets	20,668	22,385
Total assets	$399,810	$378,192
Liabilities and equity:
Accounts payable	$26,948	$19,961
Current installments, net of long-term debt	4,000	4,000
Other current liabilities	25,640	32,000
Long-term debt, excluding current installments	39,000	51,000
Other liabilities	31,839	33,686
Total liabilities	127,427	140,647
Total stockholders' equity	272,383	237,545
Total liabilities and stockholders' equity	$399,810	$378,192

Forward Looking Statements
Certain statements in this press release may be considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as "may," "should," "expect," "intend," "will," "estimate," "anticipate," "believe," "predict," or similar words. Forward-looking statements relate to expected financial or operating performance and/or future business prospects, events, and plans.  Such statements include, but are not limited to: statements regarding our capital expenditure plans and hiring plans and the anticipated benefits to be realized as a result thereof; statements regarding production expectations and improving our operating efficiencies, customer order activity and capacity; statements regarding human capital; expectations regarding our liquidity and business opportunities; statements about our growth potential and strategies for growth; and any statements implying that we may be able to sustain or increase sales, earnings and earnings per share or sales, earnings and earnings per share growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect our business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise.  These risks include, without limitation: risks relating to our ability to realize expected advantages of capital expenditures; risks relating to our ability to maintain increased levels of production, or to continue to increase production rates; risks relating to disruptions and delays in our supply chain; risks relating to onboarding, training and retaining new talent; risks relating to maintaining demand for our products; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks and uncertainties associated with increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents we file with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents we file with the SEC, specifically the last report on Form 10-K.  The forward-looking statements contained herein speak only of our expectations as of the date of this press release.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Information

This news release includes non-generally accepted accounting principles (“GAAP”) performance measures. Management considers Adjusted Operating Income, Adjusted Net Income, EBITDA and Adjusted EBITDA, non-GAAP measures. The Company uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of the Company’s historical operating results. The Company’s management believes these non-GAAP measures are useful in evaluating the Company’s operating performance and are similar measures reported by publicly listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s performance for the periods presented. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures of performance used by other companies in other industries or within the same industry.

Contact: Ron Lataille
978-234-0926

Table 1: Adjusted Operating Income Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating income (GAAP)	$15,045	$25,965	$44,928	$44,525
Adjustments:
Acquisition Costs	-	10	-	1,027
Change in fair value of contingent consideration	238	3,346	3,289	9,348
Gain on sale of Molded Fiber	-	(15,623)	-	(15,623)
Loss (gain) on disposal of fixed assets	-	3	108	(6,206)
Adjusted operating income (Non-GAAP)	$15,283	$13,701	$48,325	$33,071

Table 2: Adjusted Net Income and Diluted Common Share Outstanding Reconciliation
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income (GAAP)	$11,694	$19,540	$33,316	$33,327
Adjustments (net of taxes):
Acquisition Costs	-	7	-	763
Change in fair value of contingent consideration	177	2,485	2,442	6,942
Gain on sale of Molded Fiber	-	(11,602)	-	(11,602)
Loss (gain) on disposal of fixed assets	-	2	80	(4,609)
Adjusted net income (Non-GAAP)	$11,871	$10,432	$35,838	$24,821

Adjusted Net Income per diluted share outstanding (Non-GAAP)	$1.54	$1.37	$4.66	$3.25
Weighted average diluted common shares outstanding	7,709	7,638	7,697	7,629

Table 3: Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income (GAAP)	$11,694	$19,540	$33,316	$33,327
Income tax expense	2,447	5,699	8,694	9,620
Interest expense, net	933	830	2,890	1,891
Depreciation	1,741	1,696	5,142	5,874
Amortization of intangible assets	1,099	1,116	3,304	3,264
EBITDA (Non-GAAP)	$17,914	$28,881	$53,346	$53,976
Adjustments:
Share based compensation	1,197	897	3,450	2,370
Acquisition Costs	-	10	-	1,027
Change in fair value of contingent consideration	238	3,346	3,289	9,348
Gain on sale of Molded Fiber	-	(15,623)	-	(15,623)
Loss (gain) on disposal of fixed assets	-	3	108	(6,206)
Adjusted EBITDA (Non-GAAP)	$19,349	$17,514	$60,193	$44,892

Q3 2023 EARNINGS RELEASE